                                                                    EXHIBIT 99.1

FOR RELEASE: November 5, 2003

                                                          Contact: Cheryl Hansen
                                                    Director, Investor Relations
                                                                    610-645-1084
                                                       hansenc@suburbanwater.com
                                                       -------------------------

                                                                    Donna Alston
                                                         Manager, Communications
                                                                    610-645-1095
                                                       alstond@suburbanwater.com
                                                       -------------------------


            PHILADELPHIA SUBURBAN CORPORATION: NEW ACQUISITION HELPS
                             THIRD QUARTER EARNINGS



               Early AquaSource Results Better than Anticipated;

          Stock Split and Increased Dividend Payable December 1, 2003

BRYN MAWR, PA, November 5, 2003- Citing factors including a positive impact from its recently acquired AquaSource operations, Philadelphia Suburban Corporation (NYSE:PSC) today reported $0.33 in net income per diluted share for the quarter ended September 30, 2003, compared to $0.31 per diluted share in third quarter 2002. Corresponding net income increased to $23.6 million, from $21.8 million, an eight percent improvement over the same quarter in 2002.

Operating revenues improved 11 percent in the third quarter to $102.2 million, versus $91.9 million for the same period in 2002. Operating revenues increased in the quarter due to the newly-acquired AquaSource properties and increased water rates at several of PSC's operating companies. The AquaSource revenues helped compensate for a nine percent decline in customer consumption during the quarter predominantly caused by unfavorable weather conditions in the company's primary service areas. The nine percent decline in customer consumption includes not only decreased residential demand, but also decreased demand from our largest customers. The decrease in consumption for the quarter can be attributed to poor weather and general economic conditions.

"While we continued to experience cool temperatures and above average rainfall in our primary service areas during the third quarter, the negative impact from poor weather on our financial results was partially mitigated by our ongoing land sale program and better-than-anticipated performance from the AquaSource properties," said Nicholas DeBenedictis, PSC Chairman and President. Third quarter 2003 net income per share included a $0.03 per share net gain from land sales.

DeBenedictis continued, "One of our goals with the acquisition of AquaSource was to gain greater geographic diversity to help mitigate the impact of regional weather anomalies on the company's performance. With the AquaSource acquisition, we experienced early benefits from our new presence in the south this quarter where water sales exceeded expectations, while our mid-Atlantic locations were beset with lower consumption due to cool and rainy weather."

The integration of the AquaSource operations is proceeding on schedule. All financial and engineering functions and have been centralized, allowing us to begin to capture synergies and control expenses. Expenses were lower than expected due to the implementation of targeted cost control measures. "While the operating structure of the AquaSource operations requires a higher cost basis, we are committed to capitalizing on all possible economies of scale," said DeBenedictis.

In May 2003, PSC announced agreements to sell the AquaSource operations in Connecticut and New York to the subsidiaries of BIW for an aggregate purchase price of $5.0 million and the assumption of approximately $0.8 million in debt. The strategic decision to quickly prune the Connecticut and New York operations was consistent with PSC's desire to focus on its regulated operations in higher growth markets for the company where economies of scale can help operational efficiencies. On October 31, 2003, PSC announced that it closed on the sale of its regulated and non-regulated operations in Connecticut to Birmingham Utilities, Inc. and Birmingham H2O Services, Inc., wholly-owned subsidiaries of BIW Limited (BIW:AMEX). The approximately 2,000 customers in the Connecticut operations were purchased for an estimated $1,500 per customer and sold for close to $2,000 per customer. Upon receiving state regulatory approval, PSC expects to sell the New York operations of AquaSource to Birmingham sometime in early 2004. The regulated operations of Connecticut and New York represent approximately two percent of the regulated customers acquired from AquaSource.

In September 2003, Standard and Poor's (S&P) announced that it had affirmed an A+ corporate credit rating for PSC's largest subsidiary, Pennsylvania Suburban Water Company. S&P also removed its ratings from CreditWatch Negative, indicating that the company's recent acquisition of AquaSource improved PSC's consolidated business profile. The AquaSource acquisition was the second largest in the company's history and closed on July 31, 2003.

The A+ rating completes an eventful cycle for PSC, which includes the 2002 sale of Vivendi Environnement's 16.8 percent interest in PSC via a secondary offering, and the completion of the company's major acquisition of the regulated water and wastewater operations of AquaSource. AquaSource expanded PSC's customer base by more than 20 percent (approximately 130,000 customer accounts), and extended its operations to a total of 14 states (not including the Connecticut operations which were just sold). The recapitalization associated with the AquaSource acquisition included the issuance of $135 million in unsecured debt on July 31, 2003 at 4.87 percent and the sale of four million shares of common stock at $23.40 through a successful secondary offering completed on August 21, 2003.

On October 9, 2003, the company announced that it would delay changing its name to Aqua America, Inc. until mid-January 2004. The rescheduling allowed PSC time to finalize an agreement with American Water Works Company, Inc., a wholly-owned subsidiary of RWE ( a utility based in Germany), which had expressed concern about potential customer confusion with respect to PSC's proposed name change for its numerous state operating companies and the proposed Aqua America logo. The company will continue to trade under its current ticker "PSC" until the PSC name is officially changed to Aqua America, Inc. and the company's NYSE stock symbol is changed to "WTR".

PSC had made a decision to change its name to reflect its position as the largest U.S.- based publicly-traded water utility. PSC's expansive customer growth over the past 10 years of more than 300 percent, from a regional company in Pennsylvania to a national company, weighed heavily in the decision to change the company's name.

In August, the company announced a 7.1 percent cash dividend increase (above the September 1, 2003 quarterly cash dividend payment) and also a five-for-four stock split, which will be effected in the form of a 25 percent stock distribution. Both the increased dividend and stock distribution will be made under the name Philadelphia Suburban Corporation on December 1, 2003 to shareholders of record on November 14, 2003. Beginning with the December 1, 2003 payment, PSC's quarterly dividend will increase to $.15 per share from $.14 per share ($.60 per share versus $.56 on an annualized basis) on the pre-split shares. The new quarterly cash dividend rate will be $.12 per share on the increased number of shares resulting from the stock distribution or $.48 per share annualized. This dividend increase represents the company's thirteenth in the past 12 years. The upcoming stock split will be the company's fifth in seven years.

The company's conference call with analysts will be held today at 11:00AM Eastern Standard Time. The call will be webcast so that interested parties may listen over the Internet by logging on to www.suburbanwater.com. The conference call will be archived in the investor relations section of the company's website for 90 days after the call. Additionally, the call will be recorded and made available for replay for 10 business days following the call, beginning 12:00 p.m. Wednesday, November 5, 2003 through Wednesday, November 19. The dial-in telephone number for the audio replay is (877) 519-4471 (PIN# 260743).

PSC is the largest U.S.-based publicly-traded water utility serving approximately 2.5 million residents in Pennsylvania, Ohio, Illinois, Texas, New Jersey, Indiana, Virginia, Florida, North Carolina, Maine, Missouri, New York, South Carolina and Kentucky. PSC is a publicly traded company listed on both the New York and Philadelphia Stock Exchanges under the ticker symbol "PSC." The company has been committed to the preservation and improvement of the environment throughout its history, which spans more than 100 years.

The following table shows selected operating data for the quarters and nine months ended September 30, 2003 and 2002 (in thousands, except per share data) for Philadelphia Suburban Corporation.

                                                            (Unaudited)
                                               Quarter Ended         Nine Months Ended
                                               September 30            September 30
                                            2003        2002         2003         2002
                                          --------     -------     --------     --------
Operating revenues                        $102,153     $91,918     $266,021     $240,202

Net income available to common stock      $ 23,620     $21,815     $ 52,179     $ 48,508

Basic net income per share*               $   0.33     $  0.32     $   0.75     $   0.71

Diluted net income per share*             $   0.33     $  0.31     $   0.74     $   0.70

Average common shares outstanding:
 Basic                                      71,622      68,903       69,483       68,678
 Diluted                                    72,280      69,422       70,226       69,397


*The amounts for the nine months ended September 30, 2003 and 2002, respectively include a net gain of $0.03 per share and $0.02 per share for the sale of other assets.



This release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that address, among other things, the effect of acquisitions, geographic diversity, the company's land sale program, possible synergies from acquired operations, the company's proposed name change, the impact of regional weather conditions, plans to seek future acquisition candidates, the timing and effect of selective dispositions and actions to integrate AquaSource operations. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives, and other factors discussed in our filings with the Securities and Exchange Commission.













                                       ###

                        Philadelphia Suburban Corporation and Subsidiaries
                    Consolidated Statements of Income and Comprehensive Income
                             (In thousands, execpt per share amounts)
                                           (Unaudited)
                                                                 Quarter Ended                 Nine Months Ended
                                                                 September 30,                   September 30,
                                                           ------------------------        -------------------------
                                                             2003            2002            2003             2002
                                                           --------         -------        --------         --------
Operating revenues                                         $102,153         $91,918        $266,021         $240,202

Cost & expenses:
    Operations and maintenance                               36,777          31,143          98,470           87,343
    Depreciation                                             12,628          10,275          35,439           30,475
    Amortization                                                889             724           2,251            1,933
    Taxes other than income taxes                             5,557           4,737          15,823           14,672
                                                           --------         -------        --------         --------
Total                                                        55,851          46,879         151,983          134,423
                                                           --------         -------        --------         --------

Operating income                                             46,302          45,039         114,038          105,779

Other expense (income):
    Interest expense, net                                    11,722          10,586          32,985           30,257
    Allowance for funds used during construction               (613)           (266)         (1,489)          (1,198)
    Gain on sale of other assets                             (4,194)           (321)         (4,414)          (2,079)
                                                           --------         -------        --------         --------
Income before income taxes                                   39,387          35,040          86,956           78,799
Provision for income taxes                                   15,764          13,213          34,769           30,252
                                                           --------         -------        --------         --------
Net income                                                   23,623          21,827          52,187           48,547
Dividends on preferred stock                                      3              12               8               39
                                                           --------         -------        --------         --------
Net income available to common stock                        $23,620         $21,815        $ 52,179         $ 48,508
                                                           ========         =======        ========         ========

Net income                                                  $23,623         $21,827        $ 52,187         $ 48,547
Other comprehensive income (loss), net of tax:
    Unrealized gain (loss) on securities                          7            (178)            156              167
    Reclassification adjustment for gains
        reported in net income                                  (71)            (74)            (82)            (767)
                                                           --------         -------        --------         --------
Comprehensive income                                       $ 23,559         $21,575        $ 52,261         $ 47,947
                                                           ========         =======        ========         ========

Net income per common share:
   Basic                                                   $   0.33         $  0.32        $   0.75         $   0.71
   Diluted                                                 $   0.33         $  0.31        $   0.74         $   0.70

Average common shares outstanding:
   Basic                                                     71,622          68,903          69,483           68,678
                                                           ========         =======        ========         ========
   Diluted                                                   72,280          69,422          70,226           69,397
                                                           ========         =======        ========         ========

               Philadelphia Suburban Corporation and Subsidiaries
                           Consolidated Balance Sheets
                            (In thousands of dollars)
                                   (Unaudited)


                                                        September 30,         December 31,
                                                            2003                  2002
                                                         ----------            ----------
Net property, plant and equipment                        $1,793,640            $1,490,841
Current assets                                              100,826                70,908
Regulatory assets and other assets                          154,834               155,320
                                                         ----------            ----------
                                                         $2,049,300            $1,717,069
                                                         ==========            ==========


Stockholders' equity                                     $  637,593             $ 493,097
Long-term debt, excluding current portion                   695,811               582,910
Current portion of long-term debt and loans payable         144,218               149,378
Other current liabilities                                   102,613                77,153
Deferred credits and other liabilities                      469,065               414,531
                                                         ----------            ----------
                                                         $2,049,300            $1,717,069
                                                         ==========            ==========